EXECUTION COPY

Exhibit (d)(3)

TENDER AGREEMENT

Dated as of September 1, 2015

among

VALEANT PHARMACEUTICALS INTERNATIONAL,

BLUE SUBSIDIARY CORP.

and

MICHAEL FANNING

i

ii

TENDER AGREEMENT

This TENDER AGREEMENT, dated as of September 1, 2015 (this “Agreement”), is by and among Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), Blue Subsidiary Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and MICHAEL FANNING (“Company Stockholder”). Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and Synergetics USA, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, among other things, (a) Merger Sub will commence a tender offer to acquire all of the outstanding shares of common stock, par value $0.001 per share (the “Company Common Stock”), of the Company (such offer as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”), and (b) following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as of the date of this Agreement, Company Stockholder is the record or “beneficial holder” (as defined under Rule 13d-3 promulgated under the Exchange Act) of certain shares of Company Common Stock (all such shares of Company Common Stock together with all shares of Company Common Stock acquired by Company Stockholder after the date hereof, including shares of Company Common Stock issued upon the exercise of Company Options, the vesting of Company Restricted Stock Awards, or otherwise, collectively, the “Subject Shares”);

WHEREAS, each of Parent and Merger Sub has required, as a condition to its willingness to enter into and perform its obligations under the Merger Agreement, that Company Stockholder enter into this Agreement, and Company Stockholder has agreed to do so in order to induce Parent and Merger Sub to enter into, and in consideration of its entering into, the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO TENDER

Section 1.1 Agreement to Tender. Company Stockholder agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than the tenth (10th) Business Day following the commencement of the Offer, Company Stockholder shall validly and irrevocably tender into the Offer (and deliver any certificates evidencing to the extent such Subject Shares are in certificated form) all of the Subject Shares owned by Company

Stockholder on or prior to the tenth (10th) Business Day following the commencement of the Offer, pursuant to Section 1.1 of the Merger Agreement in accordance with the procedures set forth in the Offer Documents, free and clear of all claims, liens, security interests, or any other encumbrances or restrictions whatsoever on title, or transfer in respect of such Subject Shares that would prevent Company Stockholder from tendering his or her Subject Shares in accordance with this Agreement or otherwise complying with his or her obligations under this Agreement. If Company Stockholder acquires any Subject Shares after the tenth (10th) Business Day following the commencement of the Offer (whether by exercise of a Company Option, vesting of a Company Restricted Stock Award, or otherwise), Company Stockholder shall validly tender into the Offer (and deliver any certificates evidencing to the extent such Subject Shares are in certificated form) such Subject Shares on or prior to the Expiration Time. Company Stockholder agrees that after the Subject Shares are tendered into the Offer, Company Stockholder shall not withdraw the tender of such Subject Shares unless the Offer shall have been terminated prior to the Expiration Time in accordance with the terms of the Merger Agreement or the Merger Agreement has been terminated in accordance with its terms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER

Company Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Authority. Company Stockholder has all necessary legal capacity, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of Company Stockholder, enforceable against Company Stockholder in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 2.2 Ownership of Subject Shares. As of the date hereof, Company Stockholder is the record or beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, the Subject Shares, free and clear of all claims, liens, security interests, or any other encumbrances or restrictions whatsoever on title, or transfer, except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act, state securities laws or the Company Stock Plans and award agreements pertaining to the Company Options and Company Restricted Share Awards, if any, held by Company Stockholder.

Section 2.3 No Conflict. The execution and delivery by Company Stockholder of this Agreement does not, and the performance by Company Stockholder of this Agreement will not: (a) subject to compliance with filing requirements as may be required under applicable Law or any Order, conflict with or violate any Law or any Order, in each case applicable to Company

Stockholder or by which any property or asset of Company Stockholder is bound or affected or (b) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of Company Stockholder pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which Company Stockholder is a party or by which Company Stockholder or any property or asset of Company Stockholder is bound or affected, except in each case under clauses (a) and (b), where such conflict, violation, breach, or default would not, individually or in the aggregate, prevent or materially delay the performance by Company Stockholder of any of its obligations under this Agreement.

Section 2.4 Required Filings and Consents. The execution and delivery by Company Stockholder of this Agreement does not, and the performance by Company Stockholder of this Agreement will not require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or other governmental or government-authorized authority or agency, domestic or foreign including any Regulatory Authority, other than as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and as required under the Exchange Act and the rules and regulations promulgated thereunder, except where the failure to obtain such consents, approvals, orders, authorizations, permits, declarations, filings or notifications would not, individually or in the aggregate, prevent or materially delay the performance by Company Stockholder of any of its obligations under this Agreement.

Section 2.5 Absence of Litigation. As of the date hereof, (a) there is no claim of which Company Stockholder has received notice, suit, action, investigation, indictment, or administrative, arbitration, alternative dispute resolution or other similar proceeding pending or, to the knowledge of Company Stockholder, threatened, against Company Stockholder or any of his or her properties or assets (including the Subject Shares), and (b) there is no Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Company Stockholder, investigation by, any Governmental Entity involving Company Stockholder, in each case under clauses (a) and (b), that would reasonably be expected to materially impair or materially adversely affect the ability of Company Stockholder to perform Company Stockholder’s obligations hereunder.

Section 2.6 No Finder’s Fees. No broker, investment banker, financial advisor or other Person, other than William Blair & Company, L.L.C. and Raymond James & Associates, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company Stockholder.

Section 2.7 Acknowledgement. Company Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon Company Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to Company Stockholder as follows:

Section 3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 3.2 Corporate Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement to perform its respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of each of Parent or Merger Sub, respectively, are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company Stockholder, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, enforceable against each of Parent and Merger Sub, as applicable, in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

Section 3.3 No Conflict. Neither the execution and delivery of this Agreement by each of Parent and Merger Sub nor the consummation of the transactions contemplated hereunder by each of Parent and Merger Sub, nor performance of this Agreement by each of Parent and Merger Sub will (a) conflict with or violate (i) the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of Parent or (ii) the certificate of incorporation or bylaws of Merger Sub, (b) subject to Section 3.4, conflict with or violate any Law or any Order or any rule or regulation of any securities exchange on which Parent’s common stock is listed for trading, in each case applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent, or result in the creation of a Lien on any property or asset of Parent or any Subsidiary of Parent (other than Permitted Liens) pursuant to any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Subsidiary of Parent is a party or by which Parent or any Subsidiary of Parent or any property or asset of any of them is bound or affected except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults or other occurrences which would not materially impair or materially adversely affect the ability of each of Parent and Merger Sub to perform its obligations hereunder.

Section 3.4 Required Filings and Consents. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (a) applicable requirements, if any, of (i) the Exchange Act, (ii) state securities or “blue sky” Laws, (iii) the DGCL and (iv) a national stock exchange, (b) those required by any Competition Laws and (c) the filing of customary applications and notices, as applicable with any Regulatory Authority, except where the failure to obtain such consents, approvals, orders, authorizations, permits, declarations, filings or notifications would not, individually or in the aggregate, prevent or materially delay the performance by either of Parent and Merger Sub of any of its obligations under this Agreement

ARTICLE IV

COVENANTS OF COMPANY STOCKHOLDER

Company Stockholder covenants and agrees as follows:

Section 4.1 Restriction on Transfer and Non-Interference. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement and (c) the termination of this Agreement in accordance with Article V, Company Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any or all of the Subject Shares or any other securities of the Company or any interest therein to any Person, other than pursuant to the Merger Agreement or the Offer or in connection with the exercise of any Company Options or vesting of any Company Restricted Stock Awards (it being understood and agreed that any shares of Company Common Stock issued upon the exercise of Company Options or the vesting of Company Restricted Stock Awards shall be subject to the restrictions set forth in this Section 4.1) or (ii) otherwise take any action that would cause any representation or warranty of Company Stockholder contained in this Agreement to be untrue or incorrect in any material respect or that would reasonably be expected to have the effect of impairing, delaying or adversely affecting Company Stockholder from performing Company Stockholder’s obligations under this Agreement.

Section 4.2 Stop Transfer. (a) This Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any Person to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, Company Stockholder’s successors or assigns and (b) Company Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Subject Shares, unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of the Subject Shares, the transferor shall remain liable for the performance of all of the obligations of Company Stockholder under this Agreement, except for any such Transfer pursuant to the Merger Agreement or the Offer.

Section 4.3 Appraisal Rights. Company Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that Company Stockholder may have (including, without limitation, under Section 262 of the DGCL).

Section 4.4 Additional Securities. In the event Company Stockholder becomes the record or beneficial owner of (a) any shares of Company Common Stock or any other securities of the Company (including, without limitation upon the exercise of any Company Option), (b) any securities which may be converted into or exchanged for such shares or other securities or (c) any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or other securities (collectively, “Additional Securities”), the terms of this Agreement shall apply to any of such Additional Securities as though owned by Company Stockholder on the date of this Agreement, and Company Stockholder shall notify Parent in writing, promptly following such acquisition, of the number and type of any and all such Additional Securities. In the event of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting any of the Subject Shares, then the terms of this Agreement shall apply to such securities immediately following the effectiveness of any such event.

Section 4.5 Documentation and Information. Company Stockholder (a) consents to and authorizes the publication and disclosure by Parent and its affiliates of its identity and holding of the Subject Shares and the nature of his or her commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Offer Documents or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement; provided that such Offer Document has been prepared in accordance with the terms of the Merger Agreement, and (b) shall promptly provide Parent with any information it may reasonably request for the preparation of any such disclosure documents. Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any respect.

Section 4.6 Public Announcements. Company Stockholder shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent, except as such release or statement may be required by applicable Law or court process, in which case Company Stockholder shall use its commercially reasonable efforts to allow Parent and Merger Sub reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.7 No Solicitation. Company Stockholder acknowledges and agrees that he or she will be deemed a Representative for purposes of Section 6.5 of the Merger Agreement and agrees to be bound by and to comply with the provisions of Section 6.5 of the Merger Agreement applicable to a Representative of the Company as if Company Stockholder was a party to the Merger Agreement.

ARTICLE V

TERMINATION

This Agreement and the representations, warranties, covenants and agreements set forth in this Agreement shall terminate automatically (without any further action of the parties) upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Offer Closing and (iii) any modification to the terms of the Offer described in the last sentence of Section 1.1(a) of the Merger Agreement as to which (x) the Company’s consent is required under Section 1.1(a) of the Merger Agreement and (b) the Company has not consented. In the event of termination of this Agreement pursuant to this Article V, this Agreement shall become void and of no effect with no liability on the part of any party; provided, that this Article V and Article VI shall survive the termination of this Agreement; provided, further, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 6.2 Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) consents to the service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.9 and (d) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal court located in the State of Delaware or a Delaware state court, and irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a federal court located in the State of Delaware or a Delaware state court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.3 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND COMPANY STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR COMPANY STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 6.4 Specific Performance. Company Stockholder agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.5 Stockholder Capacity. Company Stockholder enters into this Agreement solely in his or her capacity as the record or beneficial owner of the Subject Shares. Nothing contained in this Agreement shall limit the rights and obligations of Company Stockholder in his or her capacity as a director or officer of the Company or any Company Subsidiary or in Company Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, or in any other capacity whatsoever, and nothing in this Agreement will be construed to prohibit, limit or restrict Company Stockholder from exercising, in Company Stockholder’s capacity as an officer or director of the Company or any Company Subsidiary, Company Stockholder’s fiduciary duties as an officer or director to the Company, any Company Subsidiary or any stockholder of the foregoing.

Section 6.6 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to Company Stockholder, and neither Parent nor Merger Sub will have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Company Stockholder in the voting of any of the Subject Shares.

Section 6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Valeant Pharmaceuticals International, Inc. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 6.8 Amendments. Subject to compliance with applicable Law, this Agreement may be amended by the parties, at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6.9 Waiver; Remedies Cumulative. No provision of the Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Article V. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 6.10 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail (receipt confirmed), facsimile (with automated confirmation of receipt) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Company Stockholder:

Michael Fanning

28661 Laughlin Lane

Westlake, OH 44145

Facsimile No.: 314.612.2229

If to Parent or Merger Sub, to:

Valeant Pharmaceuticals International

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Fax No: (949) 315-3590

Attention: General Counsel

E-mail address: Robert.Chaionn@valeant.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No: (212) 735-2000

Attention: Stephen F. Arcano, Esq.

Marie L. Gibson, Esq.

E-mail address:	Stephen.Arcano@skadden.com
Marie.Gibson@skadden.com

Section 6.11 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.12 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “Section” refers to the specified Section of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars. Capitalized terms used but not others defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Section 6.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.14 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between Parent and Merger Sub, on the one hand, and Company Stockholder, on the other hand, with respect to the subject matter of this Agreement and (b) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

Section 6.15 Further Assurances. From time to time at the request of Parent, and without further consideration, Company Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

Section 6.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ Robert L. Rosiello
	Name:	Robert L. Rosiello
	Title:	Executive Vice President and Chief Financial Officer

BLUE SUBSIDIARY CORP.

By:	/s/ Ari S. Kellen
	Name:	Ari S. Kellen
	Title:	Executive Vice President

[Signature Page to Tender Agreement]

/s/ Michael Fanning
Name:	MICHAEL FANNING

[Signature Page to Tender Agreement]